Exhibit F

CALCULATION OF FILING FEE TABLES

SCHEDULE TO

(Form Type)

HEDGE FUND GUIDED PORTFOLIO SOLUTION

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$53,300,000	0.011020%	$5,873.66
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$53,300,000
Total Fees Due for Filing			$5,873.66
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$5,873.66

Table 2: Fee Offset Claims and Sources

Not applicable.